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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Dilley                            Carl
________________________________________________________________________________
   (Last)                           (First)             (Middle)

   12000 Biscayne Boulevard, Suite 406
________________________________________________________________________________
                                    (Street)

   Miami                            Florida              33181
________________________________________________________________________________
   (City)                           (State)              (Zip)

   E-Rex, Inc.  (EREX)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   N/A
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   January 7, 2003
________________________________________________________________________________
4.   Statement for Month/Day/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [ ]  Form filed by more than 1 Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                3.            Disposed of (D)                 Securities     Form:      7.
                                                Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                    2.           2A. Deemed     Code          ---------------------------     Owned follow-  (D) or     Indirect
1.                  Transaction   Execution     (Instr. 8)                                    ing reported   Indirect   Beneficial
Title of Security   Date          Date, if      ------------                                  transaction(s) (I)        Ownership
(Instr. 3)          (mm/dd/yy)    any                                                         (Instr. 3      (Instr.4)  (Instr.4)
                                  (mm/dd/yy)                               (A) or             and 4)
                                                Code     V     Amount      (D)      Price
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        12/23/02                    M             1,190,476     A      $.0042     8,239,544         D       N/A
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        01/07/03                    M             2,500,000     A      $.002     10,739,544         D       N/A
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Explanation of Responses:



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                 SEC 1475(08-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                    2. Conver-
                    sion
                    or Exer-
                    size
                    Price       3.Trans-
1.                  of          action      3A. Deemed                             5.Number of Derivative
Title of            Deriv-      Date        Execution      4. Transaction Code     Securities Acquired (A)   6.Date Exercisable and
Derivative          ative       (Month/     Date if any     (Instr. 8)             or Disposed of (D)         Expiration Date
Security            Secur-      dd/year)    (Month/        -------------------     (Instr.3,4 and 5)          Date       Expiration
(Instr. 3)          ity                     dd/year)       Code            V         (A)        (D)           Exercisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        $.0042       12/23/02                    M                      1,190,476   D             08/05/02     08/05/12
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        $.002        01/07/03                    M                      2,500,000   D             08/05/02     08/05/12
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
Continued   (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


7.
Title and Amount
of Underlying                       8.
Securities                          Price of         9. Number of                 10. Ownership
(Instr. 3 and 4)                    Derivitive       Derivative Securities        Form of Derivitive
---------------------------         Security         Beneficially Owned           Securities:Direct         11. Nature of Indirect
                  Amount or         (Instr.5)        Following Reported           (D)or Indirect(I)         Beneficial Ownership
Title          Number of shares                      Transaction(s)(Instr.4)      (Instr. 4)                (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        1,190,476        $.0042          25,857,142                          D                   N/A
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        2,500,000        $.002           23,357,142                          D                   N/A
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Explanation of Responses:



                                                                01/07/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



*      If the form is filed by more than one person, see Instruction 4(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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